Exhibit 99.2

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of November 25, 2009, by and among Phoenix Technologies Ltd. (the “Company” or “Phoenix Technologies”) and the entities and natural persons listed on Exhibit A hereto (collectively, the “Ramius Group”) (each of the Company and the Ramius Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and the Ramius Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans; and

WHEREAS, the Ramius Group duly submitted a nomination letter to the Company on November 9, 2009 (the “Nomination Letter”) nominating four (4) individuals as director candidates for election to the Company’s board of directors (the “Board”) at the 2010 annual meeting of shareholders of the Company (including any adjournment or postponement thereof, the “2010 Annual Meeting”);

WHEREAS, the Company and the members of the Ramius Group have determined (i) that the interests of the Company and its stockholders would be best served at this time by, among other things, avoiding an election contest and the expense and disruption that may result therefrom and (ii) to come to an agreement with respect to the composition of the Board, certain matters related to the 2010 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           Board Matters; Board Appointments; 2010 Annual Meeting; Committee Appointments; 2011 Annual Meeting.

(a)           Upon execution of this Agreement, the Company shall take all necessary actions to (i) increase the size of the Board from five (5) to ten (10) members and (ii) appoint Dale L. Fuller, Jeffrey C. Smith, Edward Terino, Kenneth Traub and Patrick Little (the “New Appointees”) to fill the vacancies on the Board created by increasing its size to ten (10) members.

(b)           Upon execution of this Agreement, the Ramius Group hereby withdraws its Nomination Letter for the election of four (4) directors at the 2010 Annual Meeting.

(c)           Upon execution of this Agreement, the Company will take all action necessary in furtherance of the appointment of Messrs. Fuller, Smith and Terino to the Nominating and Corporate Governance Committee of the Board. The directors serving on the Nominating and Corporate Governance Committee prior to the execution of this Agreement will remain members of the Nominating and Corporate Governance Committee upon the execution of this Agreement.

(d)            The Company hereby confirms that effective as of the execution of this Agreement Michael Clair has resigned as chairman of the Board. Mr. Clair will remain a member of the Board following his resignation as chairman. Upon execution of this Agreement, in accordance with the Company’s bylaws, the Company shall take all action necessary in furtherance of the appointment of Mr. Smith as the chairman of the Board.

(e)           The Company agrees that it shall take no action at any time prior to the final certification of the results of the 2010 Annual Meeting to (i) remove Mr. Smith as chairman of the Board or (ii) remove Messrs. Fuller, Smith and Terino as members of the Nominating and Corporate Governance Committee.

(f)           The Company agrees that it will use its commercially reasonable efforts to hold the 2010 Annual Meeting by February 1, 2010, but in any event no later than February 15, 2010. The Company agrees that prior to the time that it mails its definitive proxy statement for the 2010 Annual Meeting, the Company shall take all necessary actions to (i) decrease the size of the Board from ten (10) to nine (9) members effective as of the 2010 Annual Meeting and (ii) nominate the New Appointees for election to the Board at the 2010 Annual Meeting together with four (4) existing directors for inclusion in the Company’s slate of nominees (the “2010 Nominees”) with terms expiring at the Company’s 2011 annual shareholder meeting (the “2011 Annual Meeting”). The Company shall take no other action to increase or decrease the size of the Board prior to the final certification of the results of the 2010 Annual Meeting.

(g)           The Company agrees that it will recommend, support and solicit proxies for the election of the New Appointees in the same manner as for the Company’s other 2010 Nominees up for election at the 2010 Annual Meeting.

(h)           If any New Appointee leaves the Board (whether by resignation or otherwise) before the conclusion of the 2010 Annual Meeting, the Ramius Group will be entitled to recommend to the Nominating and Corporate Governance Committee replacement director(s) (each of whom will be deemed a New Appointee for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards. The Nominating and Corporate Governance Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by the Ramius Group. In the event the Nominating and Corporate Governance Committee does not accept a replacement director(s) recommended by the Ramius Group, the Ramius Group will have the right to recommend additional replacement director(s) for consideration by the Nominating and Corporate Governance Committee. The Company will cause the Board to appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such replacement director(s).

(i)           The parties hereto acknowledge that the only matters that may be presented by the Company for consideration at the 2010 Annual Meeting include (i) the election of the 2010 Nominees, (ii) the ratification of the Company’s independent registered public accounting firm, (iii) an amendment to the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) to increase the number of shares issuable under the Plan by 1,500,000 shares of Common Stock and (iv) any proposals submitted by stockholders pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2010 Annual Meeting.

(j)           At the 2010 Annual Meeting, the Ramius Group agrees to appear in person or by proxy and vote all shares of Common Stock beneficially owned by it and its affiliates in favor of the election to the Board of the 2010 Nominees. The Ramius Group shall cause to be executed proxies for the 2010 Nominees (in the form utilized by the Company to solicit proxies for all stockholders) so as to vote all shares of Common Stock beneficially owned by it and its affiliates in favor of the election of the 2010 Nominees to the Board. The Ramius Group shall not withdraw or modify any such proxies. From the date hereof through the 2010 Annual Meeting, neither the Company, the Ramius Group nor any member of the Ramius Group shall directly or indirectly make any statements or engage in any activities in opposition to the election of the 2010 Nominees at the 2010 Annual Meeting or enter into any agreement, understanding or arrangement with the purpose or effect to cause or further any of the foregoing.

(k)           Neither the Ramius Group nor any member of the Ramius Group shall (i) nominate any person for election at the 2010 Annual Meeting or (ii) submit any proposal for consideration at, or bring any other business before, the 2010 Annual Meeting, directly or indirectly. The Ramius Group shall not enter into any agreement, understanding or arrangement with the purpose or effect to cause or further any of the foregoing or otherwise engage in any activities with the purpose or effect to cause or further any of the foregoing.

2.           Representations and Warranties of the Company.

The Company represents and warrants to the Ramius Group that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

3.           Representations and Warranties of the Ramius Group.

The Ramius Group shall cause its Affiliates to comply with the terms of this Agreement. The Ramius Group represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by the Ramius Group, and is a valid and binding obligation of the Ramius Group, enforceable against the Ramius Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Ramius Group as currently in effect and (c)  the execution, delivery and performance of this Agreement by each member of the Ramius Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

4.           Press Release.

Promptly following the execution of this Agreement, the Company and the Ramius Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Ramius shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party.

5.           Ramius Group Ownership.

Through the conclusion of the 2010 Annual Meeting, the Ramius Group agrees to maintain beneficial ownership of at least 90% of the number of shares of Common Stock beneficially owned in the aggregate by the members of the Ramius Group as of the date of this Agreement. Messrs. Fuller, Terino, Traub and Little shall not be deemed to be members of the Ramius Group solely for the purposes of this Section 5. Following the conclusion of the 2010 Annual Meeting, if at any time the Ramius Group’s aggregate beneficial ownership of Common Stock decreases to less than 2.5% of the Company’s then outstanding shares of Common Stock, then Mr. Smith shall promptly resign from the Board.

6.           Specific Performance.

Each of the members of the Ramius Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Ramius Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

7.           Expenses.

The Company shall reimburse the Ramius Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2010 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $15,000 in the aggregate.

8.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.           Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Phoenix Technologies Ltd. 915 Murphy Ranch Road Milpitas, California Attention: General Counsel Facsimile: (408) 570-1044

With a copy to:

Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Attention: Elias Blawie, Esq. Facsimile: (650) 618-0343

If to the Ramius Group or any member of the Ramius Group:

Ramius Value and Opportunity Master Fund Ltd
c/o RCG Starboard Advisors, LLC
599 Lexington Avenue, 20th Floor
New York, New York 10022
Attention:  Jeffrey C. Smith
Owen S. Littman
Telephone: (212) 845-8900
Facsimile: (212) 845-7986

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Steven Wolosky, Esq. Facsimile: (212) 451-2222

10.           Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.           Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

12.           Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Ramius Group. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Ramius Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Ramius Group.

13.           Mutual Non-Disparagement.

Each of the Parties covenants and agrees that none of it or its respective subsidiaries, affiliates, successors, assigns, officers, employees or directors shall in any way disparage, attempt to discredit, or otherwise call into disrepute, the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, agents, attorneys or representatives.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Woodson Hobbs
	Name:	Woodson Hobbs
	Title:	President & CEO

THE RAMIUS GROUP:

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
By:  RCG Starboard Advisors, LLC,
its investment manager

RCG PB, LTD
By:  Ramius Advisors, LLC,
its investment advisor

RAMIUS ENTERPRISE MASTER FUND LTD
By:  Ramius Advisors, LLC,
its investment advisor

RCG STARBOARD ADVISORS, LLC
By:  Ramius LLC,
its sole member
RAMIUS ADVISORS, LLC By: Ramius LLC, its sole member RAMIUS LLC By: Cowen Group, Inc., its sole member COWEN GROUP, INC. RCG HOLDINGS LLC By: C4S & Co., L.L.C., as managing member C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss,

/s/ Jeffrey C. Smith
JEFFREY C. SMITH

/s/ Dale L. Fuller
DALE L. FULLER

/s/ Edward Terino
EDWARD TERINO

/s/ Patrick Little
PATRICK LITTLE

/s/ Kenneth Traub
KENNETH TRAUB

SCHEDULE A
The Ramius Group
RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RCG PB, LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
THOMAS W. STRAUSS
JEFFREY M. SOLOMON
DALE L. FULLER
JEFFREY C. SMITH
EDWARD TERINO
PATRICK LITTLE
KENNETH TRAUB

EXHIBIT B

Phoenix Technologies Adds Five Directors to Newly Created Board Seats

Reaches Agreement with Largest Shareholder

Milpitas, CA – (BusinessWire – November 25, 2009) – Phoenix Technologies Ltd. (NASDAQ: PTEC), a global leader in core systems firmware, security solutions and instant-on operating systems environments, today announced that it has reached an agreement with RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, and certain of its affiliates (collectively, the “Ramius Group”) regarding the composition of the company’s Board of Directors. Under the terms of the agreement, the company will immediately expand its board to include ten members, adding Jeffrey C. Smith, Dale L. Fuller, Edward Terino, Kenneth Traub, and Patrick Little as new directors. Mr. Smith will become Chairman of the Board of Directors. As part of the settlement agreement, one existing director will not stand for re-election at the 2010 Annual Meeting, at which time the Board will be reduced to nine members. The annual meeting will be held no later than February 15, 2010.

Woody Hobbs, Phoenix’s CEO stated, “We are pleased we were able to reach an agreement with Ramius which enables us to work together with our new Board members to build value for all of our shareholders, customers, and employees. We welcome Jeff and the new board members and look forward to working with them as we continue to evolve our business plan.”

Jeff Smith, representing the Ramius Group, stated, “We are excited to have the opportunity to work with the Phoenix Technologies Board and executive team in their efforts to continue serving their customers with world class products and maximizing shareholder value.”

About Phoenix Technologies Ltd.

Phoenix Technologies Ltd. (Nasdaq: PTEC), the leader in PC 3.0(TM) products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, and eSupport.com — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 210 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.

Phoenix, Phoenix Technologies, Phoenix SecureCore, SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, PC 3.0, eSupport.com and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.

About Ramius LLC

Ramius LLC is an investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

Investor Relations Contacts:

Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
investor_relations@phoenix.com

The Piacente Group, Investor Relations
Kristen McNally or Brandi Floberg
Tel. +1 212 481 2050
phoenix@thepiacentegroup.com